                                                            EXHIBIT 23.1

                              CONSENT OF KPMG LLP



The Board of Directors and Shareholders
Telemate.Net Software, Inc.:

The audits referred to in our report dated June 18, 1999, except as to Note 1c which is as of September 2, 1999, included the related financial statement schedule as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


Atlanta, GA
September 27, 1999


                                                            /s/ KPMG LLP
                                                              KPMG LLP